Exhibit 4.3

$7,537,500 16% Senior Secured Subordinated Notes due January 1, 2008

of SSource Acquisition Company, LLC

7,537,500 Class A Preferred Shares of SSource Acquisition Company, LLC

SECURITIES PURCHASE AGREEMENT

SSOURCE ACQUISITION COMPANY, LLC

January 31, 2003

SSource Acquisition Company, LLC

c/o Crystal Springs Capital, LLC

1250 Bayhill Drive, Suite 200

San Bruno, CA 94066

January 31, 2003

To the Persons listed on Schedule I hereto (each a “Purchaser”
and collectively, the “Purchasers”):

Ladies and Gentlemen:

SSource Acquisition Company, LLC a Delaware limited liability company (the “Company”), agrees with you as follows. Certain capitalized terms used herein are defined in Section 11.1.

1.            Authorization of Securities.

(a)    The Company has authorized the issue and sale of its $7,537,500 16% Senior Secured Subordinated Notes due January 1, 2008 (herein, together with any notes issued in exchange therefor or replacement thereof, called the “Notes”). The Notes shall be substantially in the form of Exhibit 1(a)(i) attached hereto. The Company’s obligations pursuant to the Notes shall be secured in accordance with the provisions of the Security Agreement, dated as of the Closing Date (as hereinafter defined) by and among the Purchasers of the Notes and the Company (the “Security Agreement”). The Security Agreement shall be substantially in the form of Exhibit 1(a)(ii) attached hereto.

(b)    The Company has authorized the issue and sale of 7,537,500 shares of its Class A Preferred Shares (“Class A Shares”) (herein, such 7,537,500 shares, together with any Shares issued in exchange therefor or replacement thereof, called the “Purchased Class A Shares”).

(c)    The Notes and the Purchased Class A Shares are collectively referred to as the “Securities” and each as a “Security”.

(d)    The Securities are to be issued under this Agreement to each of you in the amounts set forth opposite your names on Schedule I attached hereto. The issue of Securities to each of you is a separate transaction and you shall not be liable or responsible for the acts or defaults of any other Purchaser.

2.            Sale and Purchase of Securities. Subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Purchasers contained in this Agreement, the Company will issue and sell to the Purchasers and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained in this Agreement, the Securities, the Security Agreement and each of the other agreements, documents and instruments executed in connection herewith and therewith, each as it may from time to time be amended, modified or supplemented (the “Operative Documents”), the Purchasers will purchase from the Company, at the Closing, as specified in Section 3, such Securities as are specified on Schedule I attached hereto. The aggregate purchase price of the Notes and the Purchased Class A Shares shall be $15,075,000 (including 450,000 shares of Crystal Springs Capital, LLC valued at $675,000), which shall be allocated (a) $7,537,500 to the Notes and (b) $7,537,500 to the Purchased Class A Shares.

3.            Closing. The closing of the sale and purchase of the Securities hereunder (the “Closing”) shall take place at the office of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on January 31, 2003 (or on such other date as may be agreed to in writing by the Company and the Purchasers) (the “Closing Date”). The Closing shall occur not later than 11:00 A.M. Boston time on the Closing Date. At the Closing, the Company will deliver to you the Securities to be purchased by you at the Closing against payment of the purchase price thereof to (or for the benefit of) the Company in immediately available funds in accordance with the wire instructions set forth on Exhibit 3 attached hereto. Delivery of the Securities to be purchased by the Purchasers at the Closing shall be made in the form of one or more Notes and Purchased Class A Shares, in such denominations and registered in such names as are specified on Schedule I attached hereto and in each case dated, and in the case of the Notes, bearing interest from the Closing Date. If at the Closing the Company shall fail to tender the Securities to be delivered to you thereat as provided herein, or if at the Closing any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such non-fulfillment,

4.            Conditions to Closing. Your obligation to purchase and pay for the Securities to be purchased by you hereunder at the Closing is subject to the fulfillment to your reasonable satisfaction, prior to or at the Closing, of the following conditions:

4.1    Representations and Warranties Correct. The representations and warranties made by the Company herein and in the other Operative Documents shall have been correct when made and shall be correct in all material respects at and as of the time of the Closing (after giving effect to the transactions consummated at the Closing).

4.2    Performance. The Company shall have performed all agreements and complied with all conditions contained herein and in the other Operative Documents required to be performed or complied with by it prior to or at the Closing.

4.3    Compliance Certificate. You shall have received an Officer’s Certificate signed by the Chief Executive Officer or President, dated the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4    Capitalization. The debt and equity capitalization of the Company shall be in all respects satisfactory to you.

4.5    Organizational Documents. The First Amended and Restated Limited Liability Company Agreement of the Company in the form attached as Exhibit 4.5(a) hereto (the “LLC Agreement”) and the Certificate of Formation of the Company in the form attached as Exhibit 4.5(b) hereto (the “Certificate”, and together with the LLC Agreement, the “Company Organizational Documents”).

4.6    Indemnification Agreement. The Company shall have entered into an indemnification agreement, substantially in the form attached as Exhibit 4.6 hereto, with each of the members of the Company’s Board of Directors.

4.7    ServiceSource Acquisition. Each of the parties to the Acquisition Agreement (as defined in Section 5.18 hereof) shall have executed and delivered to the other parties the Acquisition Agreement and any and all closing conditions relating to the consummation of such transaction shall have been satisfied or otherwise waived in writing.

4.8    Opinion of Counsel for the Company. At the Closing, you shall have received an opinion, dated the Closing Date, from Choate, Hall & Stewart, counsel for the Company, in form and substance satisfactory to you in all material aspects.

4.9    Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Securities and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of the Operative Documents, shall have been made or taken.

4.10    Minimum Investment. The Company shall have received by the Closing firm commitments for the purchase of Securities at the Closing having an aggregate value of at least $13.5 million.

4.11    [Intentionally Omitted].

4.12    Proceedings and Documents. All proceedings in connection with the transactions contemplated by the Operative Documents and all agreements, documents and instruments incident to such transactions shall be satisfactory in substance and form to you and special counsel to Housatonic Partners, and you and special counsel to Housatonic Partners shall have received all such counterpart originals or copies thereof as you or they may reasonably request.

5.            Representations and Warranties. The Company hereby represents and warrants to the following, provided however that unless expressly stated otherwise in such representation and warranty, (i) the representations and warranties of the Company in Sections 5.1 through 5.20 give effect to the transactions consummated at the Closing without taking into account any of the transactions contemplated by the Acquisition Documents, as such transactions are separately addressed in Section 5.21 and (ii) the representations and warranties in Section 5.22 with respect to Crystal Springs Capital, LLC, do not give effect to the consummation of the transactions contemplated by this Agreement:

5.1    Organization, Standing, etc. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite legal power and authority to own, lease and operate its properties, to carry on its business as now conducted, to issue and sell the Securities and to execute, deliver and perform each of the Operative Documents to which it is (or is to be) a party and to consummate the transactions contemplated by the Operative Documents.

5.2    Names; Jurisdictions of Incorporation. Exhibit 5.2 attached hereto correctly specifies (a) each jurisdiction (other than Delaware) in which the Company is qualified to do business (or in which it has submitted an application for such qualification), and (b) each jurisdiction in which any of its material properties are (or are to be) located.

5.3    Qualification. The Company is duly qualified or licensed (or has applied or will apply within 30 days of the date of this Agreement to become qualified or licensed) to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing has not resulted in, and could not reasonably be expected to result in, a material adverse change in or effect upon the condition (financial or otherwise), business, performance, operations, properties, prospects or profits of the Company and its Subsidiaries taken as a whole (a “Material Adverse Change”).

5.4    Authorization. The Company has all necessary power and has taken all necessary action required for the due authorization, execution, delivery and performance by the Company of the Operative Agreements and the consummation of the transactions contemplated herein or therein. The issuance of the Securities does not require any further company action and is not and will not be subject to any preemptive right, right of first refusal or the like which have not been exercised or waived. Each Operative Agreement will be a valid and binding obligation of the Company enforceable in accordance with its respective terms, subject to bankruptcy and other laws of general applicability affecting the rights of creditors and subject to the qualification that the remedy of specific enforcement or injunctive relief is discretionary with any court before which proceedings therefor may be brought.

5.5    Capitalization.

(a)    Exhibit 5.5(a) attached hereto correctly and fully specifies as to the Company (after giving effect to the transactions consummated at the Closing) (i) its authorized and outstanding Shares and (ii) the name of each record and beneficial owner of such Shares, together with the number and class of such Shares held by each such Person and the aggregate consideration paid by such Person for such Shares (which consideration, unless otherwise noted on such exhibit, was paid in cash in full on or prior to the Closing Date). All of the outstanding Shares of the Company will be, duly authorized, validly issued, fully paid and non-assessable, free of any and all Liens or encumbrances, and not subject to any preemptive right, right of first refusal or similar right on the part of the Company and all of such Shares have been (or will have been) offered, issued and sold in accordance with all applicable laws.

(b)    Except as set forth on Exhibit 5.5(b) attached hereto, (i) there are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, the Company of any of its Shares or any securities convertible into or exercisable or exchangeable for such Shares; (ii) there are no agreements on the part of the Company to issue, sell or distribute any of its Shares, other securities or assets; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Shares or any interest therein or to pay any dividend or make any distribution in respect thereof; and (iv) no Person is entitled to any rights with respect to the registration of any Shares of the Company under the Securities Act (or the securities laws of any other jurisdiction).

5.6    Indebtedness and Liens. Exhibit 5.6 attached hereto correctly describes:

(a)    all of the liabilities and indebtedness of the Company to be outstanding immediately following the Closing;

(b)    all Liens to which any of the Company’s properties and assets will be subject immediately following the Closing;

(c)    to the best knowledge of the Company, after full and thorough investigation, all of its liabilities and indebtedness to be assumed by the Company as a result of the consummation of the Acquisition; and

(d)    to the best knowledge of the Company, after full and thorough investigation all Liens to which any of the Company’s properties and assets will be subject as a result of the consummation of the Acquisition.

5.7    Subsidiaries. The Company has no direct or indirect subsidiaries and does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person. The Company is not, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity and does not have any investment in, loan to or material advance of cash or other extension of credit (other than in the ordinary course of business) to any Person.

5.8    Agreements; Action.

(a)    There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, other than licenses arising from the purchase of “off the shelf” or other standard products or the Company’s standard form of customer agreement, or (iii) indemnification by the Company with respect to infringement of proprietary rights.

(b)    The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in excess of $20,000 in the aggregate, other than the Notes and the Working Capital Facility (as defined in Section 8.2(a)), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)    For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

5.9    Obligations to Related Parties. There are no obligations of the Company to officers, directors, shareholders, members, consultants or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or any members of their immediate families, or, to the best of the Company’s knowledge, key employees or members of the Company are indebted to the Company (or committed to make loans or extend or guarantee credit) or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director or member, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation.

5.10    Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 6 hereof, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any Person or Persons so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or any state securities laws.

5.11    Benefit Plans. The Company presently does not maintain or contribute to, and has never maintained or contributed to, any “employee benefit plan,” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5.12    Insurance. The Company has in full force and effect fire and casualty insurance policies, in amounts and coverage consistent with similarly situated companies. The Company is not in default with respect to its obligations under any insurance policy maintained by it.

5.13    Litigation, etc. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company which (a) questions the validity of any of the Operative Documents or any action taken or to be taken pursuant thereto or (b) has resulted in, or could reasonably be expected to result in, a Material Adverse Change. There are no judgments, orders, injunctions, stipulations, decrees or awards (whether rendered by a court, administrative agency, governmental authority, by arbitration or otherwise) against the Company.

5.14    Compliance with Other Instruments; Absence of Restrictions, etc. The Company is not in violation of or in default under any term of the Company Organizational Documents, or of any agreement, document, instrument, judgment, decree, order, law, statute, rule or regulation applicable to it or any of its properties and assets, in any way which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Except as a result of the Operative Documents, the execution, delivery, and performance of and compliance with the Operative Documents by the Company, will not, with or without the passage of time or giving of notice, result in the creation of any mortgage, pledge, Lien, encumbrance or charge upon any of the properties or assets of the Company.

5.15    Consents, etc. No consent, approval or authorization of, or declaration or filing with, or other action by, any Person (including, without limitation, any governmental authority) is required on the part of the Company as a condition precedent to the valid execution, delivery and performance of and the consummation of the transactions contemplated by the Operative Documents and/or the exercise by any holder of any Securities of any of its rights in respect thereof.

5.16    Obligations of Management. The officers and key employees of the Company are set forth on Exhibit 5.16. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to terminate his or her employment or work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the best knowledge of the Company after thorough investigation, the Company is not aware that any key employee or key consultant of ServiceSource, or any group of employees or consultants of ServiceSource do not intend to perform substantially similar services to the Company following the Acquisition as they are currently performing for ServiceSource.

5.17    Small Business Concern. The Company together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of the Code of Federal Regulations (the “Federal Regulations”)), is a “smaller enterprise” within the meaning of the Small Business Investment Act of 1958, as amended (the “Small Business Act”), and the regulations promulgated thereunder, including Section 107.710 of Title 13 of the Federal Regulations (a “Smaller Enterprise”). The information delivered to each Purchaser that is a licensed Small Business Investment Company (an “SBIC Purchaser”) on SBA Forms 480, 652 and 1031 delivered in connection herewith is true and correct. The Company is not ineligible for financing by any SBIC Purchaser pursuant to Section 107.720 of Title 13 of the Federal Regulations. The Company acknowledges that each SBIC Purchaser is a Federal licensee under the Small Business Act.

5.18    Use of Proceeds.

(a)    The proceeds of the sale of the Securities will be used for the purpose of consummating the purchase (the “Acquisition”) from ServiceSource Incorporated, a California corporation (“ServiceSource”) of substantially all of its assets pursuant to and in accordance with the terms of the Asset Purchase Agreement dated as of January 31, 2003 (the “Acquisition Agreement”) by and among, ServiceSource, the Beneficial Owners named therein and the Company (the

Acquisition Agreement and the other agreements, documents and instruments executed or to be executed in connection therewith are sometimes collectively referred to as the “Acquisition Documents”), copies of which Acquisition Documents have been furnished to you and special counsel to Housatonic Partners.

(b)    Prior to the Acquisition, the Company has not engaged in any business.

(c)    The Company has not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Securities will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

5.19    Broker’s Fees. The Company represents and warrants that no agent, broker, investment banker, Person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. The Company further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 5.19 being untrue.

5.20    Full Disclosure. The Company has provided Purchasers with all information requested by the Purchasers in connection with their decision to purchase the Securities. Neither this Agreement, the exhibits hereto, the other Operative Documents nor any other document delivered by the Company to Purchasers or their attorneys or agents in connection herewith or therewith at the Closing contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading; provided however that any representation or warranty set forth in the Acquisition Documents are true and correct only to the extent set forth in Section 5.21 hereto.

5.21    ServiceSource Acquisition. The Company hereby represents and warrants that to the best knowledge of the Company, after full and thorough investigation, all of the representations and warranties set forth in the Acquisition Agreement related to the Purchased Assets and Assumed Liabilities (as defined in the Acquisition Agreement) are true and correct as of the date of the Acquisition Agreement.

5.22    Crystal Springs Representations and Warranties.

(a)    Exhibit 5.22(a) attached hereto correctly and fully specifies as to Crystal Springs Capital, LLC (i) its authorized and outstanding shares and (ii) the name of each record and beneficial owner of such shares, together with the number and class of such shares held by each such Person. There are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, Crystal Springs Capital, LLC, of any of its shares or any securities convertible into or exercisable or exchangeable for such shares. Upon Closing, the Company will own all of the outstanding equity interests of Crystal Springs Capital, LLC.

(b)    There is no claim, action, proceeding or investigation pending or, to the knowledge of Crystal Springs Capital, LLC, threatened against Crystal Springs Capital, LLC which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. There are no judgments, orders, injunctions, stipulations, decrees or awards (whether rendered by a court, administrative agency, governmental authority, by arbitration or otherwise) against Crystal Springs Capital, LLC.

(c)    Exhibit 5.22(c) attached hereto correctly describes, to the best knowledge of Crystal Springs Capital, LLC, all of the outstanding liabilities, contingent or otherwise, of Crystal Springs Capital, LLC.

6.            Purchaser Representations and Warranties. Each Purchaser hereby represents and warrants, with respect to itself only, to the Company as follows:

(a)    Each Purchaser which is a partnership, corporation, limited liability company or other business entity, has been duly formed, validly existing and is in good standing under the laws of its jurisdiction of formation, has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance of this Agreement and any other agreements or instruments executed in connection herewith and the consummation of the transactions contemplated herein, and has not been organized, reorganized or recapitalized specifically for the purposes of investing in the Company;

(b)    Assuming due execution and delivery by the Company of each of this Agreement and the Security Agreement, each of this Agreement and the Security Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms subject to bankruptcy and other laws of general applicability affecting the rights of creditors and subject to the qualification that the remedy of specific enforcement or injunctive relief is discretionary with any court for which proceedings therefor may be brought;

(c)    Such Purchaser (i) has been advised and understands that the Securities have not been registered under the Securities Act, on the basis that no distribution or public offering of the Securities is to be effected except in compliance with applicable securities laws and regulations or pursuant to an exemption therefrom, and that, in this connection, the Company is relying in part on the representations of the Purchaser set forth in this Section 6; (ii) acknowledges that the Securities will be “restricted securities” within the meaning of such term under the Securities Act, with the result that they may be resold without registration under the Securities Act only in certain limited circumstances; and (iii) represents that it is familiar with Rule 144 under the Securities Act as currently in effect, and is familiar with the resale restrictions imposed thereby and by the Securities Act;

(d)    Such Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Securities;

(e)    Such Purchaser is purchasing the Securities for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Federal or state securities laws;

(f)    Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and, by reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

(g)    Such Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities; provided, however, that nothing in this Section 6(g) shall be deemed to vitiate or limit the representations, warranties and covenants of the Company contained in this Agreement;

(h)    No Person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser; and

(i)    Purchaser’s investment decisions are made by Persons who have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment.

7.            Confidentiality. Each holder of any Securities agrees by its acceptance thereof that any non-public information concerning the Company which is furnished by the Company to such holder pursuant to this Agreement or any of the other Operative Documents (collectively “Confidential Information”) and is identified by the Company (in good faith) as confidential information shall be kept confidential by such holder in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties. The term “Confidential Information” shall not include, however, any information which (x) was publicly known or otherwise known to any holder at the time of disclosure by the Company to any holder; (y) subsequently becomes publicly known through no act or omission of any holder or any agent of any holder or (z) becomes known to any holder otherwise than through disclosure by the Company. Notwithstanding the foregoing, each holder of any Securities may disclose Confidential Information: (i) with the consent of the Company (which shall not be unreasonably withheld or delayed); (ii) when required by law or regulation; (iii) to the officers, directors, employees, agents, representatives, legal counsel and professional consultants of such holder who have a need to know such information and to any partner, Subsidiary or parent of any such holder for the purpose of evaluating its investment in the Company as long as the partner, Subsidiary or parent is advised of the confidentiality provisions of the Section 7; (iv) in connection with the preservation, exercise and/or enforcement of any of such holder’s rights or remedies under this Agreement and the other Operative Documents; (v) in connection with any contemplated transfer of any of the Securities held by such holder to any institutional investor or financial institution (so long as the recipient of such information agrees to keep such information confidential on terms substantially similar to those set forth in this Section 7);or (vi) in a response to any summons, subpoena or other legal process or in connection with any judicial or administrative proceeding or inquiry.

8.            Covenants.

8.1    Covenants in Favor of Holders of Class A Preferred Shares.

(a)    So long as the Purchased Class A Shares remain outstanding, the Company will duly perform and observe each and all of the covenants and agreements relating to the Class A Shares set forth in the LLC Agreement.

(b)    The Company agrees to provide the holders of the Purchased Class A Shares the registration rights set forth on Schedule II attached hereto.

8.2    Covenants in Favor of Holders of Notes. So long as any of the Notes shall remain outstanding, the Company will duly perform and observe each and all of the covenants and agreements hereinafter set forth.

(a)    Restrictions on Debt. The Company will not incur, create, assume, guarantee or in any way become liable for, or permit to exist, any indebtedness or liabilities of any kind (including contingent obligations under letters of credit or similar instruments and guarantees of indebtedness or liabilities incurred by others) other than:

(i)    indebtedness existing as of the date of this Agreement, including any extensions, modifications, renewals, refundings or refinancings thereof, provided that the principal amount thereof is not increased;

(ii)    additional indebtedness incurred pursuant to working capital financing from a bank or other financial institution in a maximum principal amount not to exceed 100% of the accounts receivable of the Company outstanding from time to time (the “Working Capital Facility”);

(iii)    indebtedness or liabilities incurred pursuant to or as contemplated by this Agreement; and

(iv)    indebtedness in respect of capitalized lease obligations, not to exceed $1,000,000 at any time outstanding.

(b)    Restrictions on Liens. The Company will not directly or indirectly, create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except for:

(i)    Liens for taxes, assessments or governmental charges or claims the payment of which is not yet due;

(ii)    statutory Liens of landlords or warehousemen and Liens of carriers, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business;

(iii)    any attachment or judgment Lien which does not constitute an Event of Default hereunder;

(iv)    Liens that secure obligations that are not material, do not materially detract from the value of the property subject thereto or interfere with the present use of such property and have not arisen other than in the ordinary course of business, which have been expressly approved by the Company’s Board of Directors;

(v)    Liens in favor of ServiceSource, Inc. to secure payment of the Notes to be issued to ServiceSource Incorporated under the Acquisition Agreement (the “Acquisition Notes”), provided that such Lien is subordinated, to the Purchasers’ satisfaction, to their Lien under the Security Agreement. The Purchasers hereby agree that the provisions of the Acquisition Notes and the security agreement relating thereto, each substantially in the form attached hereto as Exhibit 8.2(b)(v)(1) and Exhibit 8.2(b)(v)(2), respectively, are satisfactory to the Purchasers;

(vi)    Liens in favor of holders of Senior Indebtedness permitted under this Agreement;

(vii)    Liens securing purchase money obligations which do not exceed the purchase price of the property acquired; and

(viii)    Liens arising under the Security Agreement; ((i) through (viii) above, “Permitted Liens”).

(c)    Restricted Payments. In any fiscal year, the Company will not, directly or indirectly, make any distribution on any Class A Preferred Shares or Common Shares or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Class A Preferred Shares or Common Shares or prepay, or voluntarily or optionally redeem, repurchase, or acquire or retire for value, any indebtedness of the Company that is subordinated in right of payment to the Notes, provided, however, that this restriction shall not apply to (i) the repurchase of Common Shares from employees, officers, directors, consultants or any other Persons or entities performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon certain events if required by the relevant agreement and approved by the Company’s Board of Directors and (ii) tax distributions pursuant to Section 11.02 of the LLC Agreement.

(d)    Investments. The Company shall not directly or indirectly acquire or own, or make any investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

(e)    Actions Requiring Consent. The Company shall not undertake any of the following actions without the prior consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes:

(i)    selling, conveying, or otherwise disposing of or encumbering all or substantially all of its property or business or merging into or consolidating with any other entity or effecting any transaction or series of related transactions in which more than 50% of the Voting Shares (as defined in Section 11.1) of the Company are disposed of;

(ii)    selling or disposing of, in a single transaction or a series of related transactions, any material assets of the Company; and

(iii)    entering into any material transaction with any Affiliate.

(f)    Notice of Default on Senior Indebtedness. If the Company shall fail to make any payment with respect to Senior Indebtedness, the Company shall notify the holders of the Notes within 15 days of such failure and shall permit and authorize the holders of the Notes, at such holder’s discretion, to cure such default. The Company shall use its commercially reasonable best efforts to cause the documentation with respect to any Senior Indebtedness to contain provisions requiring notice of any payment default of the Company obligations to be given by the holders of such Senior Indebtedness to the holders of the Notes and giving them, at their discretion, an opportunity to cure such default; provided however, that the holders of the Notes shall be under no obligation to cure such defaults.

8.3    Covenants in Favor of Holders of Securities. So long as any of the Securities remain outstanding, the Company will duly perform and observe each of the following covenants and agreements hereinafter set forth.

(a)    Expenses. The Company shall pay the Purchasers’ actual reasonable expenses in connection with the Closing of the transactions contemplated by the Operative Documents, such expenses to include the legal and due diligence expenses incurred in favor of Cooley Godward, LLP, special counsel to Housatonic Partners (which legal and due diligence expenses shall be paid within 30 days of the Closing), in connection with the transactions contemplated by the Operative Documents, but no other legal counsel.

(b)    Reports.

(i)    within 60 days after the end of each fiscal quarter, the Company shall deliver to the holders of Notes a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, without footnote disclosure, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, and prepared in accordance with GAAP;

(ii)    within 120 days after the end of each fiscal year, the Company shall deliver to the holders of Notes a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by independent public accountants of nationally recognized standing, and prepared in accordance with GAAP;

(iii)    within 90 days after the end of each fiscal year the Company shall furnish to the holders of Notes such information as may be needed to permit such holders to file their federal income tax returns and any required state income tax returns;

(iv)    as soon as practicable, but in any event at least fifteen (15) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(v)    promptly upon receipt thereof, any written report, so called “management letter”, and any other communication submitted to the Company by its independent public accountants relating to the business, prospects or financial condition of the Company;

(vi)    promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company and involving a claim or claims in excess of $100,000; and (ii) all defaults by the Company in excess of $100,000 (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

(vii)    promptly upon sending, making available, or filing the same, all reports and financial statements as the Company shall send or make available generally to the members of the Company as such or to the Securities and Exchange Commission or to the Company’s bank or any other lender; and

(viii)    such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company as the holders of Notes may from time to time reasonably request.

(c)    Rights to Information; Books and Records. The Board of Directors shall cause the Company to keep true and correct books of account with respect to the operations of the Company. Such books shall be maintained at the principal place of business of the Company, or at such other place as the Board of Directors shall determine, and all holders of Notes shall have access to such books during reasonable business hours.

(d)    Payment of Taxes; Legal Existence; Maintenance of Properties; Compliance with Laws. The Company will:

(i)    pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, could reasonably be expected by law to become a Lien upon its property and could reasonably be expected to result in a Material Adverse Change; provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted with adequate reserves in accordance with GAAP;

(ii)    do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence;

(iii)    maintain and keep its material properties in good repair, working order and condition (ordinary wear and tear and casualties excepted);

(iv)    comply in all respects with all applicable laws, statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property, if the failure to do so could reasonably be expected to result in a Material Adverse Change; provided that the Company shall not be required by reason of this Section 8.3(d)(iv) to comply therewith at any time while it shall be contesting its obligation to do so in good faith by appropriate proceedings promptly initiated and diligently conducted.

(e)    Insurance. The Company will maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or a similar business and similarly situated, in such amounts and by such methods (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as shall be customary for such Persons and reasonably deemed adequate by the Company.

(f)    Further Assurances. From time to time hereafter, the Company will execute and deliver, or will cause to be executed and delivered, such additional agreements, documents and instruments and will take all such other actions as any holder or holders of the Securities may reasonably request for the purpose of implementing or effectuating the provisions of the Operative Documents.

9.            Events of Default. If any one or more of the following events (“Events of Default”) shall occur (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

(a)    if default shall be made in the due and punctual payment of all or any part of the principal of, or premium (if any) on, any Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise;

(b)    if default shall be made in the due and punctual payment of any interest on any Note when and as such interest shall become due and payable and such default shall have continued for a period of 15 Business Days;

(c)    if there shall occur any Event of Default with respect to any Senior Indebtedness that is not waived or cured within the applicable grace period;

(d)    if there shall occur any Event of Default with respect to the Acquisition Notes which is not waived or cured within the applicable grace period;

(e)    if default shall be made in the performance or observance of any of the covenants, agreements or conditions contained in this Agreement or any of the other Operative Documents and such default shall have continued for a period of 30 days after the earlier to occur of

(i) the Company’s obtaining knowledge of such default or (ii) the Company’s receipt of written notice of such default;

(f)    if the Company shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent for it or for all or any substantial part of its properties, or shall (or its directors or members shall) take any action seeking its dissolution or liquidation;

(g)    if, within 30 days after the commencement of an action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 30 days after the appointment without the consent or acquiescence of the Company of any trustee, custodian, receiver, liquidator or fiscal agent for the Company or for all or any substantial part of its properties, such appointment shall not have been vacated;

(h)    if, under the provisions of any law for the relief or aid of debtors, any court or governmental agency of competent jurisdiction shall assume custody or control of the Company or of all or any substantial part of its properties and such custody or control shall not be terminated or stayed within 30 days from the date of assumption of such custody or control;

(i)    if a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $700,000 in excess of applicable insurance coverage (provided that a claim therefore has been tendered to and accepted by the applicable insurance carrier) shall be rendered against the Company and shall remain unsatisfied and unstayed for a period of 30 days;

(j)    if, as of its date, a representation or warranty set forth herein or in any other Operative Document or in any certificate delivered to the Purchasers by any officer of the Company pursuant to the Operative Documents or to induce Purchasers to enter into the Operative Documents contains any material misrepresentation or material misstatement.

(k)    if the obligations pursuant to any other indebtedness of the Company shall have been accelerated due a default thereunder; and

(l)    if (1) the Company effects any transaction or series of related transactions in which more than 50% of the Voting Shares of the Company are disposed of, (2) any time the Duly Elected Directors do not constitute a majority of the Board of Directors of the Company or (3) the Company conveys, transfers or leases all or substantially all of its assets to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934);

then, upon the occurrence and during the continuance of any Event of Default (other than one of the character described in clauses (f), (g) or (h) of this section 9) and at the option of the holder or holders of 66-2/3% or more in aggregate principal amount of the Notes at the time outstanding, exercised by written notice to the Company, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes; provided, that, in the case of an Event of Default of the character described in clauses (f), (g), or (h) of this section 9, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes.

Notwithstanding the foregoing provisions, at any time after the occurrence of any Event of Default and of notice thereof, if any, by any holder or holders of Notes and before any judgment, decree or order for payment of the money due has been obtained by or on behalf of any holder or holders of the Notes, the Required Holders of the Notes by written notice to the Companies, may rescind and annul such Event of Default and/or notice of such Event of Default and the consequences thereof with respect to all of the Notes (including any Notes which were accelerated pursuant to the first proviso in the preceding paragraph by any holder or holders on account of an Event of Default of the character described in clause (a) or (b) of this section 9). No such rescission shall affect any subsequent default or impair any right consequent thereon.

10.            Acceleration upon Liquidation. The entire principal amount and all accrued but unpaid interest with respect to the Notes shall become immediately due and payable upon the occurrence of:

(a)    a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

(b)    consummation of a sale of all or substantially all of the assets of the Company; or

(c)    consummation of a merger into or consolidation of the Company which constitutes a Liquidation Event as defined in Section 9.03 of the LLC Agreement;

provided, however, that the provisions of this Section 10 may be waived by the Required Holders of Notes.

11.            Definitions.

11.1    Definitions of Capitalized Terms. The terms defined in this Section 11.1, whenever used in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Person, who owns beneficially or of record Shares representing more than 5% of the total outstanding Shares of Company shall be deemed an Affiliate (only for purposes of this agreement).

“Acquisition,” “Acquisition Agreement” and “Acquisition Documents” shall have the respective meanings specified in Section 5.18.

“Acquisition Notes” shall have the meaning specified in Section 8.2(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day which shall be in San Francisco, California, a legal holiday or a day on which banking institutions therein are authorized by law to close.

“Class A Shares” shall have the meaning specified in Section 1.

“Closing” and “Closing Date” shall have the respective meanings specified in Section 3.

“Common Shares” shall mean the meaning specified in the LLC Agreement.

“Company Organization Documents” shall have the meaning specified in Section 4.5.

“Confidential Information” shall have the meaning specified in Section 7.

“Duly Elected Director” means, at any date, a member of the Company’s Board of Directors who was nominated or elected in accordance with the terms of the LLC Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), preference, priority, security interest, chattel mortgage or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any casement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

“LLC Agreement” shall have the meaning specified in Section 4.5.

“Material Adverse Change” shall have the meaning specified in Section 5.3.

“Notes” shall have the meaning specified in Section 1.

“Permitted Investments” means:

(a)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein;

(b)    the repurchase of Common Shares from employees, officers, directors, consultants or any other Persons or entities performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon certain events if required by the relevant agreement and approved by the Company’s Board of Directors; and

(c)    bank deposits and money market deposits of any U.S. domestic commercial bank or brokerage firm of recognized standing having capital and surplus in excess of $250,000,000.

“Permitted Liens” shall have the meaning specified in Section 8.2(b).

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Purchased Class A Shares” shall have the meaning specified in Section 1.

“Required Holders” as applied to describe the requisite holder or holders of any class of the Securities, shall mean, at any date, the holder or holders of a majority or more in interest of such class of Securities at the time outstanding (excluding all Securities at the time owned by the Company).

“Securities” shall have the meaning specified in Section 1.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Senior Indebtedness” shall have the meaning specified in the Notes.

“Shares” of any Person shall include any and all Shares of capital stock, partnership interests, limited liability company interests, membership interests, or other Shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person, and, as applied to the Company, includes the Class A Shares and the Common Shares.

“Subsidiary” of any Person at any date shall mean (a) any other Person a majority (by number of votes) of the Voting Shares of which are owned by such first-mentioned Person and/or by one or more other Subsidiaries of such first-mentioned Person, (b) any Person of which the first-mentioned Person or any of its other Subsidiaries is a general partner and (c) any other Person with respect to which such first-mentioned Person and/or any one or more other Subsidiaries of such first-mentioned Person (i) is entitled to more than 50% of such Person’s profits or losses or more than 50% of such Person’s assets on liquidation or (ii) holds an equity interest in such Person of more than 50%. As used herein, unless the context clearly required otherwise, the term “Subsidiary” refers to a Subsidiary of the Company.

“Voting Shares”, when used with reference to any Person, shall mean Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing board) of such Person, other than Shares having such power only by reason of the happening of a contingency.

“Working Capital Facility” shall have the meaning specified in Section 8.2(a).

11.2    Other Definitions. The terms defined in this Section 11.2, whenever used in this Agreement, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

“this Agreement” (and similar references to any of the other Operative Documents) shall mean, and the words “herein” (and “therein”), “hereof’ (and “thereof”), “hereunder” (and “thereunder”) and words of similar import shall refer to, such instruments as they may from time to time be amended, modified or supplemented.

“corporation” shall include an association, joint stock company, business trust or other similar organization.

12.            Amendment and Waiver.

(a)    Any term of this Agreement and, unless explicitly provided otherwise therein, of any of the other Operative Documents may, with the consent of the Company, be amended, or compliance therewith may be waived, in writing only, by the Required Holders of each of the Notes and the Purchased Class A Shares entitled to the benefits of such term, provided that without the consent of the holders of all of the Notes at the time outstanding, no such amendment or waiver shall (A) change the amount of any rate of interest on the Notes or change the payment terms of any of the Notes or (B) change the percentage of holders of Notes required to approve any such amendment or effectuate any such waiver. Executed or true and correct copies of any amendment, waiver or consent effected pursuant to this Section 12 shall be delivered by the Company to each holder of

Securities forthwith (but in any event not later than ten Business Days) following the effective date thereof.

(b)    In determining whether the requisite holders of Securities have given any authorization, consent or waiver under this Section 12, any Securities owned by the Company shall be disregarded and deemed not to be outstanding.

13.            Method of Payment of Securities. Irrespective of any provision hereof or of the other Operative Documents to the contrary, so long as you (or your nominee) shall hold any Security, the Company will make all payments thereon to you by the method and at the address for such purpose specified in Schedule I attached hereto or by such other method or at such other address as you may designate in writing.

14.            Communications. All communications provided for herein and, unless explicitly provided otherwise therein, in any of the other Operative Documents shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. Any such communication must be sent (i) if to the Company, to it at:

Prior to March 1, 2003:

SSource Acquisition Company, LLC

c/o Crystal Springs Capital, LLC

1250 Bayhill Drive, Suite 200

San Bruno CA 94066

Attention: David Kennedy and Michael Smerklo

Telecopy No.: 650.794.2601

After March 1, 2003:

ServiceSource International, LLC

(f/k/a SSource Acquisition Company, LLC)

1668 Lombard Street

San Francisco, CA 94123

Attention:

Telecopy No.: (415) 901-6026

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart

53 State Street

Boston, MA, 02184

Attention: Roslyn Daum, Esq.

Telecopy No.: 617-248-4000

or at such other address (or telecopy number) as may be furnished in writing by the Company to each holder of any Security and (ii) if to you, at your address for such purpose set forth in Schedule I attached hereto, with a copy (which shall not constitute notice) to:

Cooley Godward, LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Attention: Thomas L. MacMitchell, Esq.

Telecopy No.: 650-849-7400

and if to any other holder of any Security, at the address of such holder as it appears on the applicable register maintained by the Company, or at such other address as may be furnished in writing by you or by any other holder to the Company. Communications under this Section 14 shall be deemed given only when actually received.

15.            Survival of Agreements, Representations and Warranties, etc. All agreements, representations and warranties contained herein and in the other Operative Documents shall be deemed to have been relied upon by you and shall survive the execution and delivery of this Agreement and each of the other Operative Documents, the issue, sale and delivery of the Securities and payment therefor and any disposition of the Securities by you, whether or not any investigation at any time is made by you or on your behalf, provided that the representations and warranties contained in Section 5.21 shall be subject to the survival periods set forth in the Acquisition Agreement.

16.            Successors and Assigns; Rights of Other Holders. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents shall bind and inure to the benefit of and be enforceable by the Company and you, successors to the Company and your successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each holder from time to time of any Securities who, upon acceptance thereof, shall, without further action, be entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and thereof. The Company may not assign any of its rights or obligations hereunder or under any of the other Operative Documents without the written consent of a majority of the holders of the Securities then outstanding.

17.            Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any other Purchaser in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

18.            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, including the validity hereof and thereof and the rights and obligations of the parties hereunder and thereunder, and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of California without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

19.            Miscellaneous. The headings in this Agreement and in each of the other Operative Documents are for purposes of reference only and shall not limit or otherwise affect the meaning hereof or thereof This Agreement (together with the other Operative Documents) embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Agreement or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement and, unless explicitly provided otherwise therein, each of the other Operative Documents, may be executed in any number of counterparts and by the parties hereto or thereto, as the case may be, on separate counterparts but all such counterparts shall together constitute but one and the same instrument.

[The remainder of this page is intentionally left blank.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

Very truly yours,

SSOURCE ACQUISITION COMPANY, LLC

By	/s/ David Kennedy
David Kennedy (Manager)

[Signature Page to Securities Purchase Agreement]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

The foregoing Agreement is hereby

agreed to as of the date thereof.

[PURCHASERS]

By	/s/ illegible
1998 Taweel Family Trust

By:	/s/ illegible
AOC Partners No. 1

By:	/s/ Alex Slusky, Trustee
Bellevue Trust

By:	/s/ Melinda Brown
Brombies, L.L.C.

By:	/s/ Kevin T. Callaghan
Kevin T. Callaghan

By:	/s/ Michael de Anda
Central Illinois Anesthesia Services Ltd. Profit-Sharing Plan (Michael de Anda Trustee)

By:	/s/ illegible
Chichen Itza Ventures

By:	/s/ illegible
Craig L. Burr 1985 Children’s Trust Under Power of Attorney

By:	/s/ Michael de Anda
Michael de Anda

By:	/s/ Neal Dempsey
Dempsey Family Limited Partnership, LLC

By:	/s/ Justin Dooley
Justin Dooley

[Signature Page to Securities Purchase Agreement]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

The foregoing Agreement is hereby agreed to as of the date thereof.

[PURCHASERS]

By:	/s/ illegible
William P. Egan

By:	/s/ Russell James Ellis
Russell James Ellis

By:	/s/ James M.P. Feuille
James M.P. Feuille

By:	/s/ illegible
Global Undervalued Securities Master Fund, LP

By:	/s/ Garth H. Greimann
Garth H. Greimann

By:	/s/ Anthony Hanlon
Anthony Hanlon

HOUSATONIC EQUITY INVESTORS SBIC, L.P. by: Housatonic Equity Partners SBIC, L.L.C., its general partner

By:	/s/ Barry D. Reynolds
Barry D. Reynolds Managing Director

HOUSATONIC MICRO FUND SBIC, L.P. by: Housatonic Micro Partners SBIC

By:	/s/ Barry D. Reynolds
Barry D. Reynolds Manager Director

[Signature Page to Securities Purchase Agreement]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

The foregoing Agreement is hereby agreed to as of the date thereof.

[PURCHASERS]

M2O, Inc., General Partner

By:	/s/ M.F. O’Connell
IRS Partners #17 M.F. O’Connell, President

By:	/s/ Ross M. Jones
Ross M. Jones

By:	/s/ Dennis Kinnaird and Constance McCreight

By:	JAMES AUGUSTINE LACCABUE AND CHRISTIN ANNE LACCABUE, TRUSTEES OF THE LACCABUE LIVING TRUST DATED JULY 31, 2000

By:	/s/ James A. Laccabue

By:	/s/ Paul Margolis
Longworth Capital, LLC

By:	/s/ Christopher W. Mahowald

By:	/s/ illegible
Mendonca Family Trust

By:	/s/ Rowland T. Moriarty

By:	/s/ Harold Mottet

/s/ Samantha Mottet

By:	/s/ Pat O’Keeffe

[Signature Page to Securities Purchase Agreement]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

The foregoing Agreement is hereby

agreed to as of the date thereof.

[PURCHASERS]

By:	/s/ Gerald Risk
Gerald Risk

ROBIN-DOWNEY VENTURES, L.P.

By:	/s/ Val E. Vaden
Val E. Vaden, General Partner

Royal Wulff Ventures, LLC

By:	/s/ illegible
(Title)

Schumacher Living Trust

By:	/s/ illegible
(Title)

By:	/s/ Melinda Brown
Silverado Kids, L.L.C.

By:	/s/ Walker Simmons

By:	/s/ Robert J. Small

By:	/s/ illegible
Stevenson Family Investment Limited Partners L.P.

SVERICA RETURNS 1

By:	/s/ illegible
(Title)

By:	/s/ illegible
TD Investment Company

[Signature Page to Securities Purchase Agreement]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this Agreement, whereupon it shall become a binding agreement under seal between you and the Company. Please then return one of such counterparts to the Company.

The foregoing Agreement is hereby agreed to as of the date thereof.

[PURCHASERS]

FOR AND BEHALF OF

NEWHAVEN NOMINEES LTD

By:	/s/ illegible
Texas Enterprises Limited

By:	/s/ illegible
TGK Ventures

By:	/s/ Martin Trust
Martin Trust

By:	/s/ Douglas Tudor

By:	/s/ Melinda Brown
Weber River Assets, L.L.C.

By:	/s/ Spencer D. Wheelwright

By:	/s/ illegible
Whitehawk Ranch Investments Co, LP

By:	/s/ illegible
William P. Egan 1985 Children’s Trust Benefit of Gregory J Eagan

By:	/s/ illegible
William P. Egan 1985 Children’s Trust Benefit of Kristen Reed

By:	/s/ illegible
William P. Egan 1985 Children’s Trust Benefit of Mark P. Eagan

By:	/s/ illegible
William P. Egan 1985 Children’s Trust Benefit of William P. Egan III

By:	/s/ William L. Thornton
William L. Thornton Trust

[Signature Page to Securities Purchase Agreement]

SCHEDULE II

Registration Rights

1.1	Definitions. As used in this Schedule II the following terms shall have the following respective meanings:

(a)	“Common Stock” means the common stock of the Company after the conversion of the Company into a corporation in accordance with the LLC Agreement.

(b)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)	“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 of this Schedule II.

(e)	“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f)	“Preferred Stock” means the preferred stock of the Company after the conversion of the Company into a corporation in accordance with the LLC Agreement.

(g)	“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h)

“Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Schedule II are not assigned or (iii) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(i)	“Registrable Securities then outstanding” shall be the number of shares of the Company’s Shares that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(j)	“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 of this Schedule II, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(k)	“SEC” or “Commission” means the Securities and Exchange Commission.

(l)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(m)	“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(n)	“Shares” shall mean the Company’s Class A Preferred Shares issued pursuant to this Purchase Agreement and their permitted assigns.

(o)	“Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION RIGHTS.

2.1	[Intentionally omitted]

2.2	Demand Registration.

(a)	Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority , of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000 (a “Qualified Public Offering”)), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use commercially reasonable efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered and included in such registration by written notice.

(b)

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)	The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)	prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii)	after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)	if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(iv)	if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or

2.3

Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4	Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)	if Form S-3 is not available for such offering by the Holders, or

(ii)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than two million dollars ($2,000,000), or

(iii)	if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; provided that such Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof;

(iv)

if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form

S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(v)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi)	after the Company has effected seven (7) registrations pursuant to this Section 2.4, and such registrations have been declared or ordered effective; or

(vii)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)	Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5	Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall he home by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than one (1) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b)	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)	Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities

Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)	Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7	Termination of Registration Rights. All registration rights granted under this Section 2 of this Schedule II shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering.

2.8	Delay of Registration; Furnishing Information.

(a)	No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)	The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)

To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)	Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)	If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)	The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of the registration rights granted pursuant to this Schedule II. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10	Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Schedule II.

2.11	Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12	Limitation on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.13

Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations hereunder. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Section 2.13. The underwriters of the Company’s stock are intended third party beneficiaries of Section 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.14	Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)	Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)	So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.